Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), is made this 10th day of July, 2009, by and between SteelCloud, Inc., a Virginia corporation (“Seller”), and NCS Technologies, Inc., a Virginia corporation (“Buyer”).

1.           Purchase of Assets.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase, and Seller agrees to sell, all of Seller’s right, title and interest in and to those certain assets of Seller relating to Seller’s integration business (the “Integration Business”) listed on Exhibit 1 attached hereto (the “Purchased Assets”), free and clear of all Encumbrances (as herein defined). The purchase price for the Purchased Assets shall be $475,000 (the “Purchase Price”), subject to adjustment pursuant to Section 3 hereof and/or offset pursuant to Section 12.4 hereof.

2.           Payment of Purchase Price and Reporting.

2.1.
Buyer shall pay Seller $150,000 at Closing, which amount shall be inclusive of Buyer’s $50,000 good faith advance deposit (the “Escrow Deposit”) escrowed pursuant to that certain Escrow Agreement dated as of July 2, 2009 by and among Seller, Buyer and Fettmann, Tolchin & Majors PC, as escrow agent (the “Escrow Agreement”).  This payment is allocated $75,000 to the Purchased Assets consisting of finished goods, work in progress, and components (the “Goods and WIP Assets”), and $75,000 to the Purchased Assets consisting of service inventory (the “Service Inventory Assets”), all as further specified on Exhibit 1 attached hereto.  Subject to offset pursuant to Section 12.4 hereof, the remaining $325,000 of the Purchase Price (the “Earnout Amount”), allocated to good will, shall be payable solely from, and solely to the extent of, revenue actually received by Buyer after the Closing Date until the third (3rd) anniversary of the Closing Date from the existing Integration Business clients and prospects with respect to which Seller has had verifiable contact regarding the Integration Business within the six-month period immediately preceding the Closing Date, in each case as listed on Exhibit 2 attached hereto (collectively, “Clients”), at a rate equal to 15% of the Net Sales Price actually received by Buyer from such Clients.  For purposes of this Agreement, “Net Sales Price” means the aggregate amount, net of any returns or credits against sales, that one or more Clients shall have paid to Buyer relating to the Goods and WIP Assets or the Service Inventory Assets, in connection with a sale transaction accepted by Buyer and closed, less any (i) sales taxes, excise taxes, value-added taxes and any other taxes (other than income taxes payable by Buyer to U.S. federal or state authorities) payable in connection with or as a result of such sale transaction and (ii) any freight costs, insurance costs or duties payable in connection with or as a result of such sale transaction.

2.2.
Any post-Closing payments owed to Seller hereunder, including but not limited to payments in respect of sales of Consigned Filter Inventory pursuant to Section 5 hereof, are due and payable to Seller on or before the tenth (10th) business day of the month following the month Buyer actually receives the applicable payment from Clients.

2.3.
Buyer shall keep full and complete records of sales to Clients.  Buyer shall provide to Seller a report each month on or before the tenth (10th) business day of the month listing the Clients from which Buyer actually received revenue, and the amounts and nature of such sales, during the prior month, including but not limited to information regarding any sales of Consigned Filter Inventory pursuant to Section 5 hereof.  Seller shall have the right at any reasonable time to audit or review such records of Buyer at Seller’s own cost.  However, if the audit or review shows aggregate undisputed underpayments to Seller in excess of 5% in any calendar quarter, Buyer shall reimburse Seller the reasonable cost of such audit or review.

3.           Post-Closing Purchase Price Adjustments.  Within thirty (30) days after Closing, Seller and Buyer shall undertake and complete a joint audit of the Goods and WIP Assets, for purposes of identifying any missing or materially deficient items of the Purchased Assets.  In the event that any items of the Purchased Assets are missing or are materially deficient, the Purchase Price will be adjusted and decreased on a dollar-for-dollar basis using the values set forth on Schedule 3 attached hereto, and the deficit amount shall be payable by check or wire transfer of immediately available funds by Seller to Buyer within five (5) days of the audit.  The Service Inventory Assets are not subject to this clause.

4.           Assumption of Liabilities.

4.1.	At Closing, Buyer shall assume and agrees to pay, discharge or perform as necessary only the following liabilities and obligations (the “Assumed Liabilities”):

a.	Fulfillment obligations under customer purchase orders with Clients that were not fulfilled as of the Closing Date, as set forth on Schedule 4.1 attached hereto; and

b.	Responsibilities to Clients under the terms of existing warranties (the “Existing Warranties”) and existing contracts (the “Existing Contracts”).

4.2.
Except for the Assumed Liabilities, Buyer is not assuming, nor shall it in any way be liable or responsible for, any liabilities, obligations or debts of Seller, whether accrued, absolute, contingent or otherwise and whether arising out of or relating to the Purchased Assets or otherwise, arising before or after the Closing Date, including, without limitation, any liability of Seller or its affiliates not specifically identified in Section 4.1, whether known or unknown and whether relating to the ownership or use of the Purchased Assets, Seller’s conduct of the Integration Business or otherwise, any product liability relating to or in respect of the Purchased Assets, and any liability of Seller arising out of or relating to the execution, delivery or performance by Seller of this Agreement or any other document or instrument in connection with the transactions contemplated hereby (collectively, the “Excluded Liabilities”).  Seller shall pay all liabilities of Seller and take any and all actions necessary to prevent any person or governmental authority from having recourse against any of the Purchased Assets purchased by Buyer or against Buyer solely with respect to any such liabilities of Seller, including, without limitation, the Excluded Liabilities.

5.           Consignment of Filter Inventory.

5.1.
Seller hereby consigns to Buyer, and Buyer hereby accepts consignment from Seller of, the Consigned Filter Inventory.  The term of such consignment arrangment shall begin on the Closing Date and shall continue for a period of two (2) years from the Closing Date (the “Consignment Period”).  For purposes of this Agreement, the term “Consigned Filter Inventory” shall mean the filter inventory of Seller set forth on Exhibit 3 attached hereto, in the quantities set forth thereon.

5.2.
During the Consignment Period, Buyer generally may effect the sale of the Consigned Filter Inventory through one or more sales or series of sales to one or more Clients; provided, however, that the pricing terms of any such sale or sales are within the sole and absolute discretion of Buyer.  Buyer will pay to Seller for each item of the Consigned Filter Inventory sold to a Client the price stated on Exhibit 3 attached hereto corresponding to the applicable item of the Consigned Filter Inventory (irrespective of the pricing terms of such sale, as between Buyer and a Client), in accordance with Section 0 hereof.

5.3.
For purposes of this Agreement, Buyer will at all times be acting as a consignee of Seller and not as a principal with regard to the Consigned Filter Inventory.  Ownership in and title to the Consigned Filter Inventory including ownership in and to all intellectual proprietary rights relating to the Consigned Filter Inventory shall at all times, before, during and after the termination of this Agreement and until items of the Consigned Filter Inventory are sold to a Client, remain vested in Seller.  At all times, the Consigned Filter Inventory shall be kept separately identified and segregated from the Purchased Assets and any property of Buyer.

5.4.	Buyer shall return all unsold Consigned Filter Inventory to Seller within thirty (30) days after the end of the Consignment Period.

6.           Covenants of Seller.  Seller hereby covenants and agrees with Buyer that:

6.1.
Seller shall use its best efforts to maintain its current relationships with suppliers, customers, Clients and others having business relations with Seller in connection with the Purchased Assets or the Integration Business and shall assist Buyer in effecting an orderly transition of these relationships to Buyer from and after Closing.

6.2.
Seller shall use its best efforts to preserve the Purchased Assets and conduct the Integration Business and all transactions with respect to the Purchased Assets in the usual and ordinary course of business consistent with Seller’s past practice.

6.3.
Seller shall not, directly or indirectly, sell, transfer, pledge, lease, license, offer to sell, abandon or make any other disposition of any of the Purchased Assets or grant or suffer to exist, or agree to grant or suffer to exist, any Encumbrances on any of the Purchased Assets.

6.4.
Seller shall be responsible for, and shall indemnify Buyer from and against, any and all accounts payable relating to the Purchased Assets arising on or prior to the Closing Date; provided, however, that none of the foregoing of this Section 6.4 shall be deemed to limit or waive Seller’s obligations to deliver to Buyer the Purchased Assets free and clear of all Encumbrances.

6.5.
Buyer shall have the first right, but not any obligation, to offer employment from and after the Closing Date to some or all of Seller’s employees involved with the Integration Business, at such salaries or wages, duties and responsibilities as shall be mutually acceptable to Buyer and such employees; provided, however, that Buyer is not committing to the hiring of any employees, and under no circumstances shall Buyer assume or bear any responsibility for any severance obligations in respect of any terminated Seller employees subsequently hired by Buyer, if any; provided, further, that Seller shall retain all obligations and liabilities, if any, for, and shall defend, indemnify and hold harmless Buyer, in accordance with Section 12.3 hereof, in connection with (i) any claim (including, without limitation, any claim for unpaid wages, accrued vacation time and employee benefits matters) relating to any employment by Seller, (ii) any lawsuit, administrative charge, arbitration, formal proceeding or written demand or notice pertaining to an employee and arising out of employment with Seller and (iii) any worker’s compensation or other claims arising from any injury or act occurring during employment with Seller.  Without limiting any of the foregoing, Seller shall use its best efforts to cause the assignment to Buyer of any and all employee non-competition agreements pertaining to any of Seller’s employees subsequently hired by Buyer.

6.6.
Until and for the first thirty (30) days following the Closing Date, Seller shall cooperate in good faith with Buyer and use commercially reasonably efforts to make available to Buyer its records, staff and such other materials as related to the Integration Business and the Purchased Assets.

7.           Covenants of Buyer.  Buyer hereby covenants and agrees with Seller that:

7.1.	Buyer, at its sole cost, will remove the Purchased Assets and Consigned Filter Inventory from Seller’s premises within thirty (30) days of Closing.

7.2.
Buyer shall use its best efforts to cooperate in good faith with Seller to effect an orderly transition to Buyer of Seller’s current relationships with suppliers, customers, Clients and others having business relations with Seller in connection with the Purchased Assets or the Integration Business and shall assist Seller in transitioning these relationships to Buyer from and after Closing.

7.3.
Buyer shall cooperate in good faith with Seller and use commercially reasonably efforts to assist Seller in collecting outstanding receivables owed to Seller by Clients for transactions effected prior to Closing; provided, however, that in no event shall Buyer be required to incur any cost or any material obligations or suffer the loss of any right or benefit in connection therewith.  Seller acknowledges and agrees that attached hereto as Schedule 7.3 is a list of Seller’s receivables from Clients.  All payments received by Buyer from a Client in respect of a receivable listed on Schedule 7.3 on or after Closing will be credited to such receivable and remitted to Seller.  Without limiting the foregoing, Buyer shall not knowingly take any action that materially adversely interferes with Seller’s ability to collect said receivables.

8.           Representations and Warranties of Seller.  Seller represents and warrants to Buyer as follows:

8.1.	Organization of Seller. Seller is a corporation duly formed, validly existing and in good standing under the laws of the Commonwealth of Virginia.

8.2.
Authorization; Enforceability.  Seller has all requisite power and authority to execute and deliver this Agreement and each other instrument required hereby to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Seller of this Agreement and each other instrument required hereby and thereby to be executed and delivered by it, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Seller and its stockholders, board of directors and officers, and no other proceedings on the part of Seller or its stockholders, board of directors or officers are required to authorize this Agreement or any of the other instruments required hereby or thereby or for Seller to consummate the transactions contemplated hereby or thereby.  This Agreement has been, and upon execution and delivery thereof by Seller each other instrument described herein and therein and to be executed and delivered by Seller, will be, duly and validly executed and delivered by Seller and, assuming the due and valid authorization, execution and delivery by the other parties thereto, constitutes, or in the case of each such other other instrument, will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regardless of whether such enforceability is considered in a proceeding in law or at equity.

8.3.
Title to Purchased Assets.  Seller has good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances.  The Goods and WIP Assets are in good condition and repair.  Seller has complete and unrestricted power and the unqualified right to transfer, convey and assign the Purchased Assets, and the conveyance instrument executed and delivered at Closing will be, when executed and delivered by the parties thereto, valid and binding obligations of Seller, enforceable in accordance with their respective terms, sufficient for purposes of recordation and filing where permitted by law, and sufficient to transfer, convey and assign to Buyer all right, title and interest of Seller in and to the Purchased Assets.  Seller owns or licenses all the intellectual property associated with the Purchased Assets or that Seller otherwise uses in the Integration Business.  To the knowledge of Seller, the use of the intellectual property associated with the Purchased Assets or used in, or necessary to, the conduct of the Integration Business as presently conducted does not infringe, misappropriate or otherwise violate the rights of any third parties.  For purposes of this Agreement, the term “Encumbrances” shall mean any defect or imperfection in title, encumbrance, lien, pledge, security interest, charge, limitation, commitment or claim against or with respect to any Purchased Assets or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).

8.4.
No Conflicts; Consents and Approvals.  The execution and delivery of this Agreement by Seller do not, and the consummation of the transactions contemplated hereby by Seller will not (i) violate or conflict with the constituent or organizational documents of Seller, or (ii) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) of any statute, regulation, judgment, order or decree or any mortgage, agreement, deed of trust, indenture or any other instrument to which Seller or any item of the Purchased Assets is bound, and neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby by Seller will require any consent, approval or authorization of, or filing with or notification to, any third party or any governmental or regulatory authority.

8.5.
Litigation, Disputes.  There is no (i) proceeding pending or, to the knowledge of Seller, threatened against or involving Seller, which (A) questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with any of the transactions contemplated hereby or (B) could reasonably be expected to affect the Integration Business or any of the Purchased Assets, or (ii) outstanding order, injunction, decree, award or judgment of any governmental authority against Seller in relation to the Integration Business or the Purchased Assets which could reasonably be expected to affect the Integration Business or any of the Purchased Assets or otherwise result in any liability to Buyer on or after the Closing Date.

8.6.
No Fraudulent Conveyance.  Seller has used commercially reasonable efforts to market the Purchased Assets prior to the date hereof, and Seller believes in good faith that the Purchase Price, together with the assumption by Buyer of the Assumed Liabilities, represent reasonably equivalent value in exchange for the Purchased Assets.  Based on the foregoing, the consummation of the transactions contemplated by this Agreement will not constitute a fraudulent transfer or conveyance under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance laws.

8.7.	Payment of Integration Manufacturer Representatives. Seller has paid all Integration Manufacturer Representatives in full.

8.8.
Client Commitments.  All Goods and WIP Assets in inventory have been committed to purchase by Clients.  Seller shall indemnify Buyer, in accordance with Section 12.3 hereof, for product that is not sold through to such Clients unless the sell-through problem was caused directly by Buyer’s willful misconduct or gross negligence.

8.9.	Existing Warranties. The terms and conditions of all Existing Warranties are substantially the same as set forth in the form of Existing Warranty attached hereto as Schedule 8.9.

8.10.	Existing Contracts. Schedule 8.10 attached hereto reflects a true and complete listing and enclosure of all Existing Contracts.

9.           Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows:

9.1.	Organization of Buyer. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the Commonwealth of Virginia.

9.2.
Authorization; Enforceability.  Buyer has all requisite power and authority to execute and deliver this Agreement and each other instrument required hereby to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and each other instrument required hereby and thereby to be executed and delivered by it, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer, and no other proceedings on the part of Buyer are required to authorize this Agreement or any of the other instruments required hereby or thereby or for Buyer to consummate the transactions contemplated hereby or thereby.  This Agreement has been, and upon execution and delivery thereof by Buyer each other instrument described herein and therein and to be executed and delivered by Buyer, will be, duly and validly executed and delivered by Buyer and, assuming the due and valid authorization, execution and delivery by the other parties thereto, constitutes, or in the case of each such other instrument, will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regardless of whether such enforceability is considered in a proceeding in law or at equity.

10.           Closing.

10.1.
General.  The consummation of the purchase and sale of the Purchased Assets and transactions contemplated hereunder (“Closing”) shall be held on the first business day upon which the conditions set forth in Section 10.4 hereof have been satisfied or waived in writing (other than the conditions which are by their nature to be satisfied at Closing), unless another time or date, or both, are agreed to in writing by the parties (the “Closing Date”), by facsimile or portable document format (.pdf) transmission (and overnight mailing) of the signature pages to this Agreement and all ancillary agreements.  Buyer, on the one hand, and Seller, on the other hand, shall as soon as practicable thereafter deliver to the other party or such party’s counsel two original sets of signature pages to the documents and agreements executed at Closing.  Closing shall be effective for tax and accounting purposes as of 12:01 a.m. New York City time on the Closing Date.

10.2.	Deliveries of Seller. At Closing, Seller shall deliver to Buyer the Purchased Assets, free and clear of all Encumbrances, and the following documents:

a.	the Bill of Sale attached hereto as Exhibit 4 (the “Bill of Sale”), duly executed by Seller;

b.	the certificate required to be delivered pursuant to Section 10.4.a(iii) hereof; and

c.	such other documents as may be reasonably requested by Buyer in connection with the consummation of the transactions contemplated by this Agreement.

10.3.	Deliveries of Buyer. At Closing, Buyer shall pay to Seller such part of the Purchase Price due at Closing and shall deliver to Seller the following documents:

a.	an executed counterpart of the Bill of Sale;

b.	the certificate required to be delivered pursuant to Section 10.4.b(iii) hereof; and

c.	such other documents as may be reasonably requested by Seller in connection with the consummation of the transactions contemplated by this Agreement.

10.4.	Conditions Precedent to Closing.

a.
Conditions to Buyer’s Obligations.  The obligations of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived in writing by Buyer:

(i)
Representations and Warranties of Seller.  The representations and warranties of Seller set forth in Section 8 hereof shall be true and correct in all material respects (except for any representation or warranty that by its terms is qualified by materiality, in which case it shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as if made on and as of such dates.

(ii)
Performance of Obligations of Seller.  Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

(iii)
Closing Certificate.  Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and signed on behalf of Seller by an appropriate senior officer, confirming the satisfaction by Seller of the conditions set forth in Sections 10.4.a(i) and 10.4.a(ii) (without qualification as to knowledge or materiality or otherwise).

(iv)	Closing Deliveries. Seller shall have delivered to Buyer all documents required to be delivered pursuant to Section 10.2.

(v)
No Injunctions; No Litigation.  No suit, action or other proceeding shall be pending before any court or governmental or regulatory authority which seeks to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

(vi)
Consents and Approvals.    All consents, waivers, authorizations and approvals legally required from all governmental or regulatory authorities to consummate the transactions contemplated by this Agreement, without the imposition of material conditions or requirements on Buyer, shall have been obtained and shall remain in full force and effect as of the Closing Date.

b.
Conditions to Seller’s Obligations.  The obligations of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived in writing by Seller:

(i)
Representations and Warranties of Buyer.  The representations and warranties of Buyer set forth in Section 9 hereof shall be true and correct in all material respects (except for any representation or warranty that by its terms is qualified by materiality, in which case it shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as if made on and as of such dates.

(ii)
Performance of Obligations of Buyer.  Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

(iii)
Closing Certificate.  Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and signed on behalf of Buyer by an appropriate senior officer, confirming the satisfaction by Buyer of the conditions set forth in Sections 10.4.b(i) and 10.4.b(ii) (without qualification as to knowledge or materiality or otherwise).

(iv)	Closing Deliveries. Buyer shall have delivered to Seller all documents required to be delivered pursuant to Section 10.3.

11.           Delivery and Condition of the Purchased Assets.

11.1.	Effective immediately upon Closing, Seller shall be deemed to have fully and completely transferred to Buyer all of Seller’s right, title and interest in and to the Purchased Assets.

11.2.
EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, SELLER DOES NOT MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS, STATEMENTS, WARRANTIES, OR CONDITIONS OF ANY KIND OR NATURE WHATSOEVER CONCERNING THE PURCHASED ASSETS, AND ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE DISCLAIMED.

12.           Survival; Indemnification.

12.1.
Survival of Representations and Warranties.  The representations and warranties of the parties in this Agreement shall survive Closing and the consummation of the transactions contemplated hereby, and shall expire upon the three (3) month anniversary of the Closing Date.  No claim may be made based upon an alleged breach of any of such representations or warranties, whether for indemnification in respect thereof or otherwise, unless written notice of such claim, in reasonable detail, is given by a party to the other party on or before the three (3) month anniversary of the Closing Date.  Notwithstanding the foregoing, the representations and warranties set forth in Sections 8.2 and 8.3 shall survive until expiration of the applicable statutes of limitation.  The right of any party to indemnification, reimbursement or other remedy based upon breaches of representations and warranties in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge of any party or person acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to, the accuracy or inaccuracy of or compliance with any such representation or warranty.

12.2.
Indemnification by Buyer.  Buyer shall indemnify, defend and hold Seller harmless from and against any and all losses, liabilities, damages, costs and obligations (or actions or claims in respect thereof) (including reasonable counsel fees), which Seller may suffer or incur arising out of or based upon:

a.	any breach of any of the representations or warranties made by Buyer in this Agreement or in any certificate or document signed or delivered by Buyer in connection with this Agreement;

b.	any breach of any covenant or obligation of Buyer contained in this Agreement; or

c.	the Assumed Liabilities.

12.3.
Indemnification by Seller.  Seller shall indemnify, defend and hold Buyer harmless from and against any and all losses, liabilities, damages, costs and obligations (or actions or claims in respect thereof) (including reasonable counsel fees), which Buyer may suffer or incur arising out of or based upon:

a.	any breach of any of the representations or warranties made by Seller in this Agreement or in any certificate or document signed or delivered by Seller in connection with this Agreement;

b.	any breach of any covenant or obligation of Seller contained in this Agreement;

c.	any matters described in Sections 6.4, 6.5 or 8.8 hereof; or

d.	the Excluded Liabilities.

12.4.
Right of Set-Off.  Buyer shall first satisfy any amounts determined by an arbitration award or agreed by the parties to be owed to it by Seller pursuant to this Section 12 by way of set-off, and shall offset on a dollar-for-dollar basis, against any and all payments of the Earnout Amount otherwise due and payable to Seller pursuant to Section 2.1 hereof prior to seeking recovery against Seller for any remaining and unsatisfied amounts determined by an arbitration award or agreed by the parties to be owed by Seller pursuant to this Section 12.

13.           Termination.

13.1.	Events of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned only as follows:

a.	at any time prior to Closing by mutual written agreement of the parties;

b.
by Buyer, if there shall be a material breach by Seller of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of any condition set forth in Section 10.4 hereof and which breach cannot be cured or has not been cured within ten (10) days after the giving of written notice to Seller of such breach;

c.
by Seller, if there shall be a material breach by Buyer of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of any condition set forth in Section 10.4 hereof and which breach cannot be cured or has not been cured within ten (10) days after the giving of written notice to Buyer of such breach; or

d.
by Buyer or Seller, if the Closing Date shall not have occurred on or before July 24, 2009; provided, however, that the right to terminate this Agreement under this Section 13.1.d shall not be available to any party whose willful breach of any obligation under this Agreement has been, directly or indirectly, the cause of, or has resulted in, the failure of  Closing to occur.

13.2.
Rights upon Termination.  If this Agreement is terminated pursuant to Section 13.1, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other; provided, that nothing contained in this Section 13.2 shall relieve any party from liability for any willful breach of this Agreement; provided, further, that upon any termination of this Agreement pursuant to Section 13.1, Buyer and Seller shall cause the Escrow Deposit to be released promptly to Buyer in accordance with the provisions of the Escrow Agreement.

14.           Miscellaneous.

14.1.
Notices.  Any notice required or permitted by this Agreement shall be in writing and effectively delivered for all purposes if delivered personally, by overnight delivery service, or by United States mail, certified mail, postage prepaid, return receipt requested, or via email with a receipt, and:

If directed to Seller:	SteelCloud, Inc. ADDRESS: 13962 Park Center Road Herndon, VA 20171 ATTN: Brian Hajost bhajost@steelcloud.com
If directed to Buyer:	NCS Technologies, Inc. ADDRESS: 9490 Innovation Drive Manassas, VA 20110 ATTN: Mark Christopher mchristopher@ncst.com

All notices shall be deemed delivered upon receipt.

14.2.
Brokers, Professional Fees and Expenses.  Buyer and Seller each warrants to the other that it has not engaged, consented to, or authorized any broker, investment banker, or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement and no such third party is entitled to any fee or compensation in connection with this Agreement or the transactions contemplated hereby by reason of any action of it.  Except as otherwise provided in this Agreement, Seller and Buyer shall bear their own expenses, including professional and legal fees, incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.  Seller shall bear all transfer, sales, use, excise, recording and similar taxes, if any, arising in connection with the transactions contemplated hereunder, and Seller shall compensate Bengur Bryan & Co. for any services provided to Seller relating to this transaction.

14.3.	Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Buyer and Seller.

14.4.
Severability.  Any provision of this Agreement that shall be prohibited or unenforceable shall be deemed ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

14.5.
Entire Agreement.  This Agreement sets forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and undertakings, inducements or conditions, express or implied, oral or written.

14.6.
Relationship of Parties.  Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or constitute Buyer as an agent or representative of Seller for any purpose other than as, and solely to the extent, expressly set forth in Section 5 hereof.

14.7.
Governing Law and Dispute Resolution.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.  Any dispute arising from or relating to this Agreement, which dispute cannot be resolved by good faith negotiation of the parties, shall be resolved by arbitration by one arbitrator selected by the parties.  If the parties cannot agree on an arbitrator within fifteen (15) days of demand by either party for arbitration, the parties agree to arbitrate under the rules of the American Arbitration Association, before a single arbitrator.  The award of the arbitrator is binding and the arbitrator may apportion costs and attorneys’ fees as it deems appropriate.  An award of the arbitrator may be entered as a judgment of the court having jurisdiction over the matter.

14.8.	Counterparts. This Agreement may be executed in one or more counterparts all of which when taken together constitute one and the same instruments. A signed counterpart is as binding as an original.

14.9.	Exhibits. All Exhibits are attached to and by this reference made a part of this Agreement.

14.10.
Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.  No party may assign this Agreement or assign or delegate any of its rights, interests or obligations hereunder without the prior written approval of the other party hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date and year first above written.

SELLER:	BUYER:

STEELCLOUD, INC. By: /s/ Brian Hajost Name: Brian Hajost Title: President and CEO	NCS TECHNOLOGIES, INC. By: /s/ An Van Nguyen Name: An Van Nguyen Title: President

EXHIBIT 1

PURCHASED ASSETS

Purchased Assets includes, collectively, certain tangible property relating to the Integration Business as follows:

(A) the Goods and WIP Assets (finished goods, work in progress and components) as follows:

[Insert list.]; and

(B) the Service Inventory Assets (service inventory) as follows:

[Insert list.]; and

the following intangible property: all right, title and interest of Seller, if any, under leases of personal property and equipment, intellectual property (including, without limitation, trademarks, trade names, and service marks), insurance policies, customer lists, goodwill and other intangible property related to the Integration Business, but excluding all other assets of Seller and specifically excluding: (i) cash; (ii) any accounting-related books and records, whether written or electronically recorded; (iii) causes of action not related to the Purchased Assets; (iv) contingent and unliquidated claims of Seller of every nature including tax refunds, counterclaims, and rights to set off claims including those related to the Purchased Assets; (v) tooling and associated equipment, including that related to the Purchased Assets; (vi) deposits; (vii) trade accounts receivable; and (viii) any interests in real property.

EXHIBIT 2

LIST OF CLIENTS

[Insert list of existing Integration Business clients and prospects with respect to which Seller has had verifiable contact regarding the Integration Business within the six-month period immediately preceding the Closing Date.]

EXHIBIT 3

CONSIGNED FILTER INVENTORY

Filter Inventory	Quantity	Per Item Price Payable to Seller

EXHIBIT 4

BILL OF SALE

This BILL OF SALE dated July [___], 2009 (the “Bill of Sale”) is executed and delivered pursuant to that certain Asset Purchase Agreement, dated July [10th], 2009 (the “Purchase Agreement”), by and between SteelCloud, Inc., a Virginia corporation (“Seller”), and NCS Technologies, Inc., a Virginia corporation (“Buyer”).  Capitalized terms not otherwise defined in this Bill of Sale have the meanings ascribed to them in the Purchase Agreement.

Pursuant to the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged (including as set forth in the Purchase Agreement), effective as of 12:01 a.m. New York City time on the date hereof, Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, all of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances.

To the extent any terms and provisions of this Bill of Sale are in any way inconsistent with or in conflict with any term, condition or provision of the Purchase Agreement, the Purchase Agreement shall govern and control.

This Bill of Sale shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflicts of laws principles or rules thereof.

This Bill of Sale may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Bill of Sale and all of which, when taken together, will be deemed to constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be executed and delivered on the date first above written.

SELLER:

STEELCLOUD, INC.

By:
Name:	Brian Hajost
Title:	President and CEO

BUYER:

NCS TECHNOLOGIES, INC.

By:
Name:	An Van Nguyen
Title:	President